Exhibit 99.1

UnionBanCal Corporation Announces Fourth Quarter Results

SAN FRANCISCO--(BUSINESS WIRE)--Jan. 24, 2008--UnionBanCal Corporation (NYSE:UB):

Fourth Quarter 2007 Highlights:

  Strong year-over-year organic loan growth across all major categories
-- Average total loans up 9.1 percent
-- Average core commercial loans up 10.5 percent
  Average noninterest bearing deposits comprised 30.6 percent of average total deposits
  Healthy growth in net interest income
-- Up 3.1 percent versus third quarter
  Net interest margin of 3.51 percent, up 2 basis points over prior quarter
  Provision for loan losses of $56 million reflects significant increase in reserves against homebuilder portfolio
  Credit quality overall remains strong
-- Nonperforming assets just 0.10 percent of total assets at quarter-end
-- Net charge-offs only $3 million
  Noninterest expense includes a $0.05 per share charge for the Company’s proportionate share of Visa litigation costs
  Recognized a $61 million after-tax gain on the sale of retirement recordkeeping business

2007 Highlights:

  Revenue from continuing operations of $2.6 billion
  Income from continuing operations of $570 million
  Strong organic loan growth, with average total loans up 10.4 percent
  Strong year-end capital levels, with tangible common equity ratio at 7.73 percent

UnionBanCal Corporation (NYSE:UB) today reported fourth quarter 2007 net income of $165.7 million, or $1.20 per diluted common share, compared with $226.4 million, or $1.61 per diluted common share, a year earlier. Net income for fourth quarter 2007 included income from discontinued operations of $57.0 million, or $0.42 per diluted common share, comprised primarily of a $60.6 million after-tax gain on the sale of the Company’s retirement recordkeeping business, partially offset by expenses associated with the discontinued operations. Net income in fourth quarter 2006 included a credit of $78.1 million, or $0.55 per diluted common share, for California franchise tax refunds and adjustments. These results are consistent with the Company’s financial update issued on January 11.

Fourth quarter 2007 income from continuing operations was $108.7 million, or $0.78 per diluted common share, compared with $1.61 per diluted common share a year earlier. Compared to prior year, total revenue decreased slightly and total noninterest expense increased slightly, resulting in a 3 percent decrease in income before the provision for loan losses and income taxes. The provision for loan losses was $56 million, compared with $3 million a year earlier, primarily due to an increase in reserves attributable to the homebuilder segment of the loan portfolio. Income tax expense was $56 million, compared with a credit of $2 million a year earlier. As noted above, income tax expense in fourth quarter 2006 included a credit for state taxes.

For the full year 2007, income from continuing operations was $570 million, or $4.10 per diluted common share, compared with income from continuing operations for the full year 2006 of $761 million, or $5.30 per diluted common share. Total revenue declined $74 million, or 2.8 percent, with net interest income decreasing 6.1 percent and noninterest income increasing 4.5 percent. Noninterest expense was up slightly compared with prior year. The provision for loan losses was $81 million for full year 2007, up $86 million compared with the negative $5 million provision for full year 2006. The effective tax rate for full year 2007 was 33.9 percent, compared with an effective tax rate of 26.2 percent for full year 2006.

“2007 was a challenging year for UnionBanCal and for the entire banking industry,” said Masaaki Tanaka, President and Chief Executive Officer. “For UnionBanCal, continued deposit pricing pressures, a return to positive loan loss provisioning, and an absence of favorable income tax adjustments led to lower earnings. These factors more than offset solid loan growth and good expense control. At the same time, our conservative business model, and particularly our conservative credit culture, has enabled us to perform better than many in the industry.

“While the operating environment remains challenging, we believe we are better positioned than many of our competitors as we begin a new year. We have strong competitive positions in our core lending and deposit businesses. In addition, we begin the new year with robust credit loss coverage ratios and a strong capital base. In 2008, we will strive to maintain asset quality that is well above industry averages and we remain committed to maintaining adequate loss reserves. With regard to capital, our year-end tangible common equity ratio was 7.73 percent, well above peer levels. Capital strength and the quality of our capital mix have long been hallmarks of UnionBanCal and are particularly important given the uncertainties and elevated risks in today’s operating environment. We trust that our business philosophy will help us outperform in 2008, which should lead to solid increases in shareholder value over time,” concluded Mr. Tanaka.

“Asset quality overall continues to be strong,” said Vice Chairman and Chief Operating Officer Philip Flynn. “We reported just $3 million in fourth quarter net charge-offs and only a $4 million increase in nonaccrual loans compared to the end of the third quarter. Our asset quality coverage ratios improved, with the allowance for credit losses to total loans rising to 1.20 percent at year-end, compared with 1.10 percent at September 30, 2007, and the allowance for credit losses to nonaccrual loans at year-end increasing to 885 percent, from 853 percent at September 30, 2007. The one component of the portfolio experiencing significant stress currently is the homebuilder segment, which represents less than two percent of our total loans outstanding. As previously announced, we increased loss reserves significantly at the end of the fourth quarter in recognition of the continued deterioration in business conditions for the homebuilder industry.

“While the remainder of the portfolio continues to perform well, we are monitoring the portfolio closely for any new signs of stress. We believe that our stringent underwriting standards in recent years will result in our continuing to outperform the industry with respect to credit quality,” concluded Mr. Flynn.

Summary of Fourth Quarter Results From Continuing Operations

Fourth Quarter Total Revenue

For fourth quarter 2007, total revenue (taxable-equivalent net interest income plus noninterest income) was $657 million, down 0.5 percent compared with fourth quarter 2006. Net interest income decreased 1.4 percent, and noninterest income increased 1.5 percent. Compared with third quarter 2007, total revenue was up 0.7 percent, with net interest income up 3.1 percent and noninterest income down 3.8 percent.

Fourth Quarter Net Interest Income (Taxable-equivalent)

Net interest income was $441.0 million in fourth quarter 2007, down $6.3 million, or 1.4 percent, from the same quarter a year ago, primarily due to a deposit mix shift from noninterest bearing and low-cost deposits into higher-cost deposits, partially offset by strong loan growth and higher yields on earning assets.

Average earning assets in fourth quarter 2007 increased $3.3 billion, or 7.0 percent, compared to fourth quarter 2006, primarily due to a $3.4 billion, or 9.1 percent, increase in average loans. Average commercial loans increased $0.5 billion, or 3.3 percent, with average core commercial loans, which exclude title and escrow loans, up 10.5 percent. Title and escrow loans, which are highly rate-advantaged and more volatile than other commercial loans, decreased $0.9 billion, or 60.4 percent. Average residential mortgage loans increased $1.4 billion, or 11.8 percent; average commercial mortgage loans increased $1.0 billion, or 16.7 percent; and average construction loans increased $0.3 billion, or 11.6 percent, year over year. Virtually all of the increase in average construction loans was in income-producing properties, a segment of the portfolio that continues to perform well.

Compared to fourth quarter 2006, average interest bearing deposits increased $4.7 billion, or 18.6 percent, while average noninterest bearing deposits decreased $3.0 billion, or 18.8 percent. The decline in noninterest bearing deposits was due to a $1.4 billion, or 13.6 percent, decrease in average other commercial noninterest bearing deposits; a $1.2 billion, or 47.6 percent, decrease in average title and escrow deposits; and a $0.4 billion, or 14.1 percent, decrease in average consumer noninterest bearing deposits. Average other commercial and average consumer noninterest bearing deposits both declined primarily due to changes in customer behavior in response to higher short-term interest rates, and average title and escrow deposits decreased due to reduced residential real estate activity.

Average noninterest bearing deposits represented 30.6 percent of average total deposits in fourth quarter 2007. The annualized average all-in cost of funds was 2.73 percent, reflecting the Company’s strong average core deposit-to-loan ratio of 78.5 percent and the relatively high proportion of noninterest bearing deposits to total deposits.

The average yield on earning assets of $50.2 billion was 6.16 percent, up 10 basis points over fourth quarter 2006, with the average loan yield increasing 7 basis points. The average rate on interest bearing liabilities of $35.6 billion was 3.74 percent, up 14 basis points compared with fourth quarter 2006, reflecting an unfavorable shift in deposit mix due to heightened competition for deposits. The net interest margin in fourth quarter 2007 was 3.51 percent, compared with 3.80 percent in fourth quarter 2006.

Fourth quarter 2007 net interest income increased 3.1 percent from third quarter 2007. Average loans increased $1.4 billion, or 3.6 percent. Average commercial loans increased $376 million, or 2.6 percent, which was comprised of an increase in core commercial loans of $762 million, or 5.7 percent, offset by a decrease in title and escrow loans of $386 million, or 40.4 percent. Average residential mortgage loans increased $466 million, or 3.5 percent; average commercial mortgage loans increased $399 million, or 6.3 percent; and average construction loans increased $65 million, or 2.7 percent. Average interest bearing deposits increased $1.6 billion, or 5.6 percent, while average noninterest bearing deposits decreased $0.7 billion, or 5.0 percent. The average yield on earning assets decreased 3 basis points and the average rate on interest bearing liabilities decreased 19 basis points. The net interest margin increased 2 basis points to 3.51 percent.

Fourth Quarter Noninterest Income

In fourth quarter 2007, noninterest income was $215.5 million, up $3.2 million, or 1.5 percent, from the same quarter a year ago. Service charges on deposit accounts decreased $1.1 million, or 1.4 percent, primarily due to lower account analysis fees. Trust and investment management fees increased $4.4 million, or 11.9 percent, primarily due to an increase in trust assets. Gain on private capital investments, net, was $2.4 million, a decrease of $6.5 million compared with the same quarter a year earlier. Other noninterest income increased $4.9 million, or 19.5 percent, primarily due to a gain on the sale of MasterCard common stock and a net gain on the sale of syndicated loans.

Fourth quarter 2007 noninterest income decreased $8.5 million, or 3.8 percent, compared with third quarter 2007, primarily due to a $9.8 million decline in gains on private capital investments, net. Merchant banking fees increased $6.2 million, or 61.6 percent, primarily due to higher secondary market and syndication fees in fourth quarter 2007. Trading account revenue decreased $6.7 million, or 30.6 percent, primarily due to downward valuation adjustments for interest rate derivatives, fewer interest rate swap transactions during fourth quarter 2007, and losses on distressed debt.

Fourth Quarter Noninterest Expense

Noninterest expense for fourth quarter 2007 was $433.7 million, an increase of $3.2 million, or 0.8 percent, compared with fourth quarter 2006. Salaries and employee benefits expense decreased $7.7 million, or 3.1 percent, primarily due to lower pension expense, partially offset by severance expense related to business process improvement projects. Outside services expense decreased $3.2 million, or 13.3 percent, primarily due to lower cost of services related to title and escrow balances. The provision for losses on off-balance sheet commitments was $4 million in fourth quarter 2007 compared to $2 million in fourth quarter 2006. Other noninterest expense increased $10.3 million, or 28.2 percent, primarily due to litigation expense of approximately $13 million, or $0.06 per diluted common share, primarily to establish legal reserves relative to the Company’s proportionate share of Visa litigation charges. These reserves pertain to both Visa’s legal settlement with American Express, as well as other pending Visa litigation, including litigation with Discover Card. Like all Visa member banks, Union Bank of California, the Company’s primary subsidiary, is obligated to share in certain liabilities associated with Visa’s litigation.

Noninterest expense increased $35.7 million, or 9.0 percent, compared with third quarter 2007. Salaries and employee benefits expense increased $6.5 million, or 2.8 percent, primarily due to higher accruals for severance costs related to business process improvement projects and higher workers compensation expense. Professional services expense increased $4.2 million, or 23.3 percent, primarily due to information technology initiatives. Advertising and public relations expense increased $2.1 million, or 20.7 percent, primarily due to timing of marketing promotions. The provision for losses on off-balance sheet commitments was $4 million, unchanged from the third quarter. Other noninterest expense increased $19.9 million, or 73.9 percent, primarily due to litigation charges.

Income Tax Expense

Income tax expense on continuing operations for the fourth quarter was $55.7 million. The effective tax rate for the fourth quarter 2007 was 33.9 percent, compared with an effective tax rate of (1.0) percent for the fourth quarter 2006. Fourth quarter 2006 income tax expense included a credit of $78.1 million for California franchise tax refunds and adjustments. The effective tax rate for fourth quarter 2006, excluding the credit for state taxes, was 33.8 percent.

The effective tax rate for full year 2007 was 33.9 percent, compared to 26.2 percent for full year 2006. The effective tax rate for full year 2006, excluding the credit for state taxes described above, was 33.8 percent.

Full Year Results From Continuing Operations

Total revenue for 2007 was $2.60 billion, a decrease of $74 million, or 2.8 percent, compared with total revenue of $2.67 billion in 2006. Net interest income decreased $112 million, or 6.1 percent, and noninterest income increased $37 million, or 4.5 percent.

Net interest income was $1.7 billion in 2007, a 6.1 percent decrease from prior year, primarily due to a deposit mix shift from noninterest bearing and low-cost deposits into higher-cost deposits, partially offset by strong loan growth and higher yields on earning assets. Average loans increased $3.7 billion, or 10.4 percent, while average total deposits increased $2.2 billion, or 5.5 percent. Average interest bearing deposits increased $5.0 billion, or 21.7 percent, while average noninterest bearing deposits decreased $2.8 billion, or 16.5 percent. The net interest margin was 3.53 percent, down 55 basis points.

Noninterest income in 2007 was $868 million, an increase of $37.4 million, or 4.5 percent, over 2006. Service charges on deposit accounts decreased $15.3 million, or 4.8 percent, primarily due to lower account analysis fees and a $2.8 billion, or 16.5 percent, decrease in average noninterest bearing deposits. Trust and investment management fees increased $10.2 million, or 6.9 percent, primarily due to higher trust account balances. Trading account revenue increased $8.7 million, or 15.3 percent, primarily due to a higher level of interest rate swap transactions in 2007. Brokerage commissions and fees increased $4.0 million, or 11.3 percent. Gains on private capital investments, net, were $43.9 million, an increase of $20.8 million compared to prior year.

Noninterest expense was flat compared with 2006. Salaries and employee benefits expense decreased $5.6 million, or 0.6 percent, primarily due to lower pension expense, partially offset by higher salaries and other compensation costs. Outside services expense decreased $33.6 million, or 30.5 percent, primarily due to lower cost of services related to title and escrow balances. Professional services expense increased $6.5 million, or 10.4 percent, primarily due to higher expense related to information technology initiatives. Foreclosed asset expense was $0.1 million, compared with income of $15.3 million in 2006, due to gains on the sale of other real estate owned recorded in 2006. The provision for off-balance sheet commitments was $9 million in 2007, compared with negative $5 million in 2006. Other noninterest expense increased $15.0 million, or 12.3 percent, primarily due to higher expense related to low income housing projects and Visa litigation charges.

Credit Quality

Nonperforming assets at December 31, 2007, were $57 million, or 0.10 percent of total assets. This compares with $53 million, or 0.10 percent of total assets, at September 30, 2007, and $42 million, or 0.08 percent of total assets, at December 31, 2006.

In fourth quarter 2007, the total provision for credit losses was $60 million, compared with a total provision for credit losses of $20 million in third quarter 2007, and a total provision for credit losses of $5 million in fourth quarter 2006. The total provision for credit losses is comprised of the provision for loan losses and the provision for losses on off balance sheet commitments, which is classified in noninterest expense. The increase in total provision expense in fourth quarter 2007 was primarily due to an increase in reserves attributable to the homebuilder segment of the loan portfolio. The need for a higher reserve reflects negative risk grade trends in the homebuilder portfolio and weakening operating conditions for the homebuilding industry. At year-end, the Company maintained approximately $100 million in reserves against the homebuilder portfolio. In the fourth quarter, there were no net charge-offs to the homebuilder portfolio and only one new nonaccrual loan.

Net loans charged-off for fourth quarter 2007 were $3 million, or 0.04 percent of average total loans. This compares with net loans charged-off of $2 million, or 0.02 percent of average total loans, in third quarter 2007; and net recoveries of $1 million, or (0.01) percent of average total loans, in fourth quarter 2006.

At December 31, 2007, the allowance for credit losses as a percent of total loans and as a percent of nonaccrual loans was 1.20 percent and 885 percent, respectively. These ratios were 1.10 percent and 853 percent, respectively, at September 30, 2007, and 1.12 percent and 987 percent, respectively, at December 31, 2006.

Balance Sheet and Capital Ratios

At December 31, 2007, the Company had total assets of $55.7 billion. Total loans were $41.2 billion and total deposits were $42.7 billion, resulting in a period-end deposit-to-loan ratio of 104 percent. At period-end, total stockholders’ equity was $4.7 billion and the tangible common equity ratio was 7.73 percent. The Company’s Tier I and total risk-based capital ratios at period-end were 8.30 percent and 11.22 percent, respectively.

Stock Repurchases

During fourth quarter 2007, the Company repurchased approximately 1 million shares of common stock at a total price of $50.4 million, or an average of $51.72 per repurchased share. During 2007, the Company repurchased 2.4 million shares of common stock at a total price of $138.0 million, or an average of $58.20 per repurchased share. At December 31, 2007, the Company had remaining repurchase authority of $512 million.

Common shares outstanding at December 31, 2007, were 137.8 million, a decrease of 1.3 million shares, or 0.9 percent, from one year earlier.

First Quarter and Full Year 2008 Forecast

The Company currently estimates that first quarter 2008 fully diluted earnings per share will be in the range of $0.94 to $0.99, including a total provision for credit losses of approximately $20 million.

The Company currently estimates that full year 2008 fully diluted earnings per share will be in the range of $4.05 to $4.30, including a total provision for credit losses of $80 million to $90 million.

Non-GAAP Financial Measures

This press release contains certain references to financial measures identified as being stated on an “adjusted basis” or that adjust for or exclude certain tax items and provision for loan losses, which are adjustments from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (GAAP). These financial measures, as used herein, differ from financial measures reported under GAAP in that they exclude unusual or non-recurring charges, losses, credits or gains. This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure. Because these items and their impact on the Company’s performance are difficult to predict, management believes that financial presentations excluding the impact of these items provide useful supplemental information which is important to a proper understanding of the Company’s core business results by investors. These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Forward-Looking Statements

The following appears in accordance with the Private Securities Litigation Reform Act. This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include the words “believe,” ”continue,” “expect,” “target,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” They may also consist of annualized amounts based on historical interim period results. Forward-looking statements in this press release include those related to earnings forecasts, provision for credit losses, trends in deposit pricing, deposit mix, and net interest margin and their impact on the Company and its future performance, the Company’s loan portfolio, competitive positioning and earnings power.

There are numerous risks and uncertainties that could and will cause actual results to differ materially from those discussed in the Company’s forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict and could have a material adverse effect on the Company’s stock price, financial condition, and results of operations or prospects. Such risks and uncertainties include, but are not limited to, adverse economic and fiscal conditions in California; increased energy costs; global political and general economic conditions related to the war on terrorism and other hostilities; fluctuations in interest rates; the controlling interest in UnionBanCal Corporation of The Bank of Tokyo-Mitsubishi UFJ, Ltd., which is a wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc.; the effects of filing taxes on the worldwide unitary basis; competition in the banking and financial services industries; deposit pricing pressures; the levels of commercial and residential real estate activity in our market; adverse effects of current and future banking laws, rules and regulations and their enforcement, including the previously disclosed agreements with regulatory and governmental authorities related to the Company’s Bank Secrecy Act/Anti-Money Laundering compliance program; effects of governmental fiscal or monetary policies; legal or regulatory proceedings or investigations; declines or disruptions in the stock or bond markets which may adversely affect the Company or the Company’s borrowers or other customers; changes in accounting practices or requirements; and risks associated with various strategies the Company may pursue, including potential acquisitions, divestitures and restructurings.

A complete description of the Company, including related risk factors, is discussed in the Company’s public filings with the Securities and Exchange Commission, which are available by calling (415) 765-2969 or online at http://www.sec.gov. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Conference Call and Webcast

The Company will conduct a conference call to review fourth quarter 2007 results at 8:30 AM Pacific Time (11:30 AM Eastern Time) on January 25, 2008. Interested parties calling from locations within the United States should call 800-230-1059 (612-332-0107 from outside the United States) 10 minutes prior to the beginning of the conference.

A live webcast of the call will be available at http://www.unionbank.com. You may access the Investor Relations section of the website via the “About Union Bank” link from the homepage. The webcast replay will be available on the website within 24 hours after the conclusion of the call, and will remain on the website for a period of one year.

A recorded playback of the conference call will be available by calling 800-475-6701, (320-365-3844 from outside the United States) from approximately 12:00 PM Pacific Time (3:00 PM Eastern Time), January 25, through 11:59 PM Pacific Time, February 1 (2:59 AM Eastern Time, February 2). The reservation number for this playback is 904864.

Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $55.7 billion at December 31, 2007. Its primary subsidiary, Union Bank of California, N.A., had 330 banking offices in California, Oregon and Washington, and 2 international offices at December 31, 2007.

UnionBanCal Corporation and Subsidiaries
Financial Highlights (Unaudited)
Exhibit 1
				Percent Change to
	As of and for the Three Months Ended			Dec. 31, 2007 from
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands, except per share data)	2006	2007	2007	2006	2007
Results of operations:
Net interest income (1)	$447,335	$427,731	$441,039	(1.41%)	3.11%
Noninterest income	212,304	224,015	215,513	1.51%	(3.80%)
Total revenue	659,639	651,746	656,552	(0.47%)	0.74%
Noninterest expense	430,436	397,987	433,683	0.75%	8.97%
Provision for loan losses	3,000	16,000	56,000	nm	nm
Income from continuing operations before income taxes (1)
	226,203	237,759	166,869	(26.23%)	(29.82%)
Taxable-equivalent adjustment	1,923	2,389	2,517	30.89%	5.36%
Income tax expense	(2,313)	86,692	55,665	nm	(35.79%)
Income from continuing operations	$226,593	$148,678	$108,687	(52.03%)	(26.90%)
Income (loss) from discontinued operations	(159)	(21,219)	56,983	nm	nm
Net income	$226,434	$127,459	$165,670	(26.84%)	29.98%

Per common share:
Basic earnings:
From continuing operations	$1.63	$1.08	$0.79	(51.53%)	(26.85%)
Net income	1.62	0.93	1.21	(25.31%)	30.11%
Diluted earnings:
From continuing operations	1.61	1.07	0.78	(51.55%)	(27.10%)
Net income	1.61	0.92	1.20	(25.47%)	30.43%
Dividends (2)	0.47	0.52	0.52	10.64%	0.00%
Book value (end of period)	32.86	33.71	34.37	4.60%	1.96%
Common shares outstanding (end of period) (3)	139,107,254	138,523,666	137,836,068	(0.91%)	(0.50%)
Weighted average common shares outstanding - basic (3)
	139,390,487	137,667,976	137,386,881	(1.44%)	(0.20%)
Weighted average common shares outstanding - diluted (3)
	141,025,758	139,067,952	138,562,892	(1.75%)	(0.36%)

Balance sheet (end of period):
Total assets (4)	$52,619,576	$54,343,045	$55,727,748	5.91%	2.55%
Total loans	36,671,723	39,745,341	41,204,188	12.36%	3.67%
Nonperforming assets	42,365	52,562	56,525	33.42%	7.54%
Total deposits	41,850,682	42,242,890	42,680,191	1.98%	1.04%
Medium and long-term debt	1,318,847	1,871,726	1,913,622	45.10%	2.24%
Stockholders' equity	4,571,401	4,669,454	4,737,981	3.64%	1.47%

Balance sheet (period average):
Total assets	$51,659,367	$53,486,413	$54,781,708	6.04%	2.42%
Total loans	37,495,315	39,484,785	40,887,376	9.05%	3.55%
Earning assets	46,860,166	48,901,507	50,156,954	7.04%	2.57%
Total deposits	41,202,852	41,962,726	42,835,877	3.96%	2.08%
Stockholders' equity	4,638,801	4,664,229	4,647,470	0.19%	(0.36%)

Financial ratios (5):
Return on average assets (6):
From continuing operations	1.74%	1.10%	0.79%
Net income	1.74%	0.95%	1.20%
Return on average stockholders' equity (6):
From continuing operations	19.38%	12.65%	9.28%
Net income	19.37%	10.84%	14.14%
Efficiency ratio (7)	64.95%	60.45%	65.44%
Net interest margin (1)	3.80%	3.49%	3.51%
Dividend payout ratio	28.83%	48.15%	65.82%
Tangible common equity ratio	7.85%	7.79%	7.73%
Tier 1 risk-based capital ratio (4) (8)	8.68%	8.40%	8.30%
Total risk-based capital ratio (4) (8)	11.71%	11.28%	11.22%
Leverage ratio (4) (8)	8.44%	8.39%	8.27%
Allowance for loan losses to:
Total loans	0.90%	0.88%	0.98%
Nonaccrual loans	792.32%	683.96%	722.64%
Allowances for credit losses to (9) :
Total loans	1.12%	1.10%	1.20%
Nonaccrual loans	987.06%	852.52%	884.80%
Net loans charged off (recovered) to average total loans (6)
	(0.01%)	0.02%	0.04%
Nonperforming assets to total loans and foreclosed assets
	0.12%	0.13%	0.14%
Nonperforming assets to total assets (4)	0.08%	0.10%	0.10%

Refer to Exhibit 11 for footnote explanations.
UnionBanCal Corporation and Subsidiaries
Financial Highlights (Unaudited)
Exhibit 2
			Percent Change to
	As of and for the Twelve Months Ended		Dec. 31, 2007 from
	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands, except per share data)	2006	2007	2006
Results of operations:
Net interest income (1)	$1,839,743	$1,727,924	(6.08%)
Noninterest income	830,943	868,302	4.50%
Total revenue	2,670,686	2,596,226	(2.79%)
Noninterest expense	1,637,849	1,643,405	0.34%
(Reversal of) provision for loan losses	(5,000)	81,000	nm
Income from continuing operations before income taxes (1)
	1,037,837	871,821	(16.00%)
Taxable-equivalent adjustment	6,401	9,272	44.85%
Income tax expense	270,121	292,683	8.35%
Income from continuing operations	$761,315	$569,866	(25.15%)
Income (loss) from discontinued operations	(8,319)	38,228	nm
Net income	$752,996	$608,094	(19.24%)

Per common share:
Basic earnings:
From continuing operations	$5.38	$4.14	(23.05%)
Net income	5.32	4.42	(16.92%)
Diluted earnings:
From continuing operations	5.30	4.10	(22.64%)
Net income	5.24	4.37	(16.60%)
Dividends (2)	1.82	2.03	11.54%
Book value (end of period)	32.86	34.37	4.60%
Common shares outstanding (end of period) (3)	139,107,254	137,836,068	(0.91%)
Weighted average common shares outstanding - basic (3)
	141,620,081	137,617,100	(2.83%)
Weighted average common shares outstanding - diluted (3)
	143,754,865	139,052,436	(3.27%)

Balance sheet (end of period):
Total assets (4)	$52,619,576	$55,727,748	5.91%
Total loans	36,671,723	41,204,188	12.36%
Nonperforming assets	42,365	56,525	33.42%
Total deposits	41,850,682	42,680,191	1.98%
Medium and long-term debt	1,318,847	1,913,622	45.10%
Stockholders' equity	4,571,401	4,737,981	3.64%

Balance sheet (period average):
Total assets	$49,979,342	$53,588,623	7.22%
Total loans	35,704,129	39,424,327	10.42%
Earning assets	45,080,843	48,968,930	8.62%
Total deposits	40,000,434	42,185,536	5.46%
Stockholders' equity	4,574,185	4,603,022	0.63%

Financial ratios (5):
Return on average assets:
From continuing operations	1.52%	1.06%
Net income	1.51%	1.13%
Return on average stockholders' equity:
From continuing operations	16.64%	12.38%
Net income	16.46%	13.21%
Efficiency ratio (7)	62.09%	62.95%
Net interest margin (1)	4.08%	3.53%
Dividend payout ratio	33.83%	49.03%
Tangible common equity ratio	7.85%	7.73%
Tier 1 risk-based capital ratio (4) (8)	8.68%	8.30%
Total risk-based capital ratio (4) (8)	11.71%	11.22%
Leverage ratio (4) (8)	8.44%	8.27%
Allowance for loan losses to:
Total loans	0.90%	0.98%
Nonaccrual loans	792.32%	722.64%
Allowances for credit losses to (9) :
Total loans	1.12%	1.20%
Nonaccrual loans	987.06%	884.80%
Net loans charged off to average total loans
	0.04%	0.03%
Nonperforming assets to total loans and foreclosed assets
	0.12%	0.14%
Nonperforming assets to total assets (4)	0.08%	0.10%

Refer to Exhibit 11 for footnote explanations.
UnionBanCal Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(Taxable-Equivalent Basis)
Exhibit 3

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2006	2007	2007	2006	2007
Interest Income (1)
Loans	$595,225	$640,511	$655,933	$2,232,029	$2,518,150
Securities	110,916	113,084	114,022	420,884	445,367
Interest bearing deposits in banks	1,047	709	163	2,617	3,276
Federal funds sold and securities purchased under resale agreements	4,924	4,683	2,603	25,518	26,247
Trading account assets	1,791	1,898	3,448	6,838	8,648
Total interest income	713,903	760,885	776,169	2,687,886	3,001,688

Interest Expense
Deposits	208,319	259,406	263,508	649,296	991,140
Federal funds purchased and securities sold under repurchase agreements	11,104	15,478	19,465	37,088	61,390
Commercial paper	22,595	19,753	16,838	75,015	76,284
Medium and long-term debt	21,193	26,957	25,471	70,439	101,096
Trust notes	238	239	238	953	953
Other borrowed funds	3,119	11,321	9,610	15,352	42,901
Total interest expense	266,568	333,154	335,130	848,143	1,273,764

Net Interest Income (1)	447,335	427,731	441,039	1,839,743	1,727,924
(Reversal of) provision for loan losses	3,000	16,000	56,000	(5,000)	81,000
Net interest income after (reversal of) provision for loan losses	444,335	411,731	385,039	1,844,743	1,646,924

Noninterest Income
Service charges on deposit accounts	77,092	76,210	75,989	319,647	304,362
Trust and investment management fees	37,239	39,546	41,672	147,539	157,734
Insurance commissions	17,976	15,988	16,557	72,547	69,296
Trading account activities	15,421	21,795	15,135	56,916	65,608
Merchant banking fees	13,905	10,031	16,206	42,185	44,123
Brokerage commissions and fees	9,155	10,476	10,170	35,811	39,839
Card processing fees, net	7,256	7,785	7,571	28,400	30,307
Securities gains, net	420	171	-	2,242	1,621
Other	33,840	42,013	32,213	125,656	155,412
Total noninterest income	212,304	224,015	215,513	830,943	868,302

Noninterest Expense
Salaries and employee benefits	244,514	230,305	236,835	969,614	964,024
Net occupancy	38,173	38,334	37,467	139,152	144,824
Outside services	24,315	19,978	21,071	110,102	76,499
Professional services	19,771	18,073	22,281	62,597	69,118
Equipment	17,435	15,771	16,677	68,751	64,940
Software	16,236	14,590	15,965	60,960	58,413
Communications	9,340	9,596	9,847	38,518	37,216
Foreclosed asset expense (income)	10	37	55	(15,322)	110
(Reversal of) provision for losses on off-balance sheet commitments	2,000	4,000	4,000	(5,000)	9,000
Other	58,642	47,303	69,485	208,477	219,261
Total noninterest expense	430,436	397,987	433,683	1,637,849	1,643,405

Income from continuing operations before income taxes (1)	226,203	237,759	166,869	1,037,837	871,821
Taxable-equivalent adjustment	1,923	2,389	2,517	6,401	9,272
Income tax expense (benefit)	(2,313)	86,692	55,665	270,121	292,683

Income from Continuing Operations	226,593	148,678	108,687	761,315	569,866

Income (loss) from discontinued operations before income taxes	5	(20,910)	88,827	(13,127)	71,922
Income tax expense (benefit)	164	309	31,844	(4,808)	33,694
Income (Loss) from Discontinued Operations	(159)	(21,219)	56,983	(8,319)	38,228
Net Income	$226,434	$127,459	$165,670	$752,996	$608,094

Income from continuing operations per common share - basic	$1.63	$1.08	$0.79	$5.38	$4.14
Net income per common share - basic	$1.62	$0.93	$1.21	$5.32	$4.42
Income from continuing operations per common share - diluted	$1.61	$1.07	$0.78	$5.30	$4.10
Net income per common share - diluted	$1.61	$0.92	$1.20	$5.24	$4.37
Weighted average common shares outstanding - basic	139,390	137,668	137,387	141,620	137,617
Weighted average common shares outstanding - diluted	141,026	139,068	138,563	143,755	139,052

Refer to Exhibit 11 for footnote explanations.
UnionBanCal Corporation and Subsidiaries
Consolidated Balance Sheets
Exhibit 4

	December 31,	December 31,
(Dollars in thousands)	2006	2007
Assets
Cash and due from banks	$2,213,782	$2,106,930
Interest bearing deposits in banks	824,456	104,528
Federal funds sold and securities purchased under resale agreements	943,200	310,178
Total cash and cash equivalents	3,981,438	2,521,636
Trading account assets	376,321	603,333
Securities available for sale:
Securities pledged as collateral	89,184	685,123
Held in portfolio	8,667,038	7,770,048
Loans (net of allowance for loan losses: 2006, $331,077; 2007, $402,726)
	36,340,646	40,801,462
Due from customers on acceptances	17,834	16,482
Premises and equipment, net	493,653	490,197
Intangible assets	26,247	18,568
Goodwill	453,489	448,718
Other assets	2,141,402	2,364,577
Assets of discontinued operations to be disposed or sold	32,324	7,604
Total assets	$52,619,576	$55,727,748

Liabilities
Noninterest bearing	$17,113,890	$13,802,640
Interest bearing	24,736,792	28,877,551
Total deposits	41,850,682	42,680,191
Federal funds purchased and securities sold under repurchase agreements	1,083,927	1,631,602
Commercial paper	1,661,163	1,266,656
Other borrowed funds	432,401	1,875,623
Trading account liabilities	258,136	351,057
Acceptances outstanding	17,834	16,482
Other liabilities	1,286,575	1,132,103
Medium and long-term debt	1,318,847	1,913,622
Junior subordinated debt payable to subsidiary grantor trust	14,885	14,432
Liabilities of discontinued operations to be extinguished or assumed	123,725	107,999
Total liabilities	48,048,175	50,989,767

Stockholders' Equity
Preferred stock:
Authorized 5,000,000 shares, no shares issued or outstanding at December 31, 2006 or 2007
	-	-
Common stock, par value $1 per share:
Authorized 300,000,000 shares, issued 156,460,057 shares in 2006 and 157,559,521 shares in 2007
	156,460	157,559
Additional paid-in capital	1,083,649	1,153,737
Treasury stock - 17,352,803 shares in 2006 and 19,723,453 shares in 2007
	(1,064,606)	(1,202,584)
Retained earnings	4,655,272	4,912,392
Accumulated other comprehensive loss	(259,374)	(283,123)
Total stockholders' equity	4,571,401	4,737,981
Total liabilities and stockholders' equity	$52,619,576	$55,727,748
UnionBanCal Corporation and Subsidiaries
Loans (Unaudited)
Exhibit 5

				Percent Change to
	Three Months Ended			December 31, 2007 from
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Sept. 30,
(Dollars in millions)	2006	2007	2007	2006	2007

Loans (period average)
Commercial, financial and industrial	$14,168	$14,258	$14,633	3.28%	2.63%
Construction	2,183	2,372	2,437	11.64%	2.74%
Mortgage - Commercial	5,815	6,387	6,786	16.70%	6.25%
Mortgage - Residential	12,222	13,193	13,658	11.75%	3.52%
Consumer	2,520	2,570	2,618	3.89%	1.87%
Lease financing	580	617	638	10.00%	3.40%

Total loans held to maturity	37,488	39,397	40,770	8.75%	3.49%
Total loans held for sale	7	88	117	nm	32.95%

Total loans	$37,495	$39,485	$40,887	9.05%	3.55%

Nonperforming Assets (period end)
Nonaccrual loans:
Commercial, financial and industrial	$7	$37	$29	nm	(21.62%)
Construction	-	-	14	nm	nm
Mortgage - Commercial	19	15	13	(31.58%)	(13.33%)
Lease financing	15	-	-	(100.00%)	-

Total nonaccrual loans	41	52	56	36.59%	7.69%
Foreclosed assets	1	1	1	0.00%	0.00%

Total nonperforming assets	$42	$53	$57	35.71%	7.55%

Loans 90 days or more past due and still accruing
	$9	$18	$22	nm	22.22%

Analysis of Allowances for Credit Losses
Beginning balance	$327	$336	$350

Provision for loan losses	3	16	56

Loans charged off:
Commercial, financial and industrial	(3)	(3)	(4)
Consumer	(1)	(2)	(2)
Total loans charged off	(4)	(5)	(6)

Loans recovered:
Commercial, financial and industrial	5	2	2
Consumer	-	1	1
Total loans recovered	5	3	3
Net loans recovered (charged off)	1	(2)	(3)

Ending balance of allowance for loan losses	331	350	403
Allowance for off-balance sheet
commitment losses	81	86	90
			$-
Allowances for credit losses	$412	$436	$493

Refer to Exhibit 11 for footnote explanations.
UnionBanCal Corporation and Subsidiaries
Net Interest Income (Unaudited)
Exhibit 6

	For the Three Months Ended			For the Three Months Ended
	December 31, 2006			December 31, 2007
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense (10)	Rate (6)(10)	Balance	Expense (10)	Rate (6)(10)
Assets
Loans (11)
Commercial, financial and industrial	$14,173,007	$234,687	6.57%	$14,745,251	$250,542	6.74%
Construction	2,183,227	42,865	7.79	2,436,921	44,393	7.23
Residential mortgage	12,223,931	159,785	5.23	13,663,048	187,372	5.49
Commercial mortgage	5,815,299	104,633	7.14	6,786,416	116,974	6.84
Consumer	2,520,250	49,813	7.84	2,617,949	50,202	7.61
Lease financing	579,601	3,442	2.38	637,791	6,450	4.05
Total loans	37,495,315	595,225	6.31	40,887,376	655,933	6.38
Securities - taxable	8,535,024	109,738	5.14	8,443,508	112,924	5.35
Securities - tax-exempt	58,938	1,178	8.00	54,155	1,098	8.11
Interest bearing deposits in banks	74,471	1,047	5.58	4,505	163	14.29
Federal funds sold and securities
purchased under resale agreements	365,894	4,924	5.34	236,411	2,603	4.37
Trading account assets	330,524	1,791	2.15	530,999	3,448	2.58
Total earning assets	46,860,166	713,903	6.06	50,156,954	776,169	6.16
Allowance for loan losses	(327,525)			(349,409)
Cash and due from banks	1,963,658			1,818,633
Premises and equipment, net	502,633			483,751
Other assets	2,660,435			2,671,779
Total assets	$51,659,367			$54,781,708
Liabilities
Deposits:
Transaction accounts	$13,475,864	91,258	2.69	$14,605,230	106,517	2.89
Savings and consumer time	4,385,344	27,806	2.52	4,411,122	30,469	2.74
Large time	7,208,863	89,255	4.91	10,727,470	126,522	4.68
Total interest bearing deposits	25,070,071	208,319	3.30	29,743,822	263,508	3.51
Federal funds purchased and securities sold under repurchase agreements
	768,941	10,054	5.19	1,605,100	18,371	4.54
Net funding allocated from (to)
discontinued operations (12)	83,192	1,050	5.01	95,570	1,094	4.54
Commercial paper	1,784,097	22,595	5.02	1,469,372	16,838	4.55
Other borrowed funds (13)	223,406	3,119	5.54	788,853	9,610	4.83
Medium and long-term debt	1,428,937	21,193	5.88	1,846,780	25,471	5.47
Trust notes	14,940	238	6.38	14,487	238	6.58
Total borrowed funds	4,303,513	58,249	5.37	5,820,162	71,622	4.88
Total interest bearing liabilities	29,373,584	266,568	3.60	35,563,984	335,130	3.74
Noninterest bearing deposits	16,132,781			13,092,055
Other liabilities	1,514,201			1,478,199
Total liabilities	47,020,566			50,134,238
Stockholders' Equity
Common equity	4,638,801			4,647,470
Total stockholders' equity	4,638,801			4,647,470
Total liabilities and stockholders' equity
	$51,659,367			$54,781,708
Reported Net Interest Income/Margin
Net interest income/margin (taxable-equivalent basis)
		447,335	3.80%		441,039	3.51%
Less: taxable-equivalent adjustment		1,923			2,517
Net interest income		$445,412			$438,522

Average Assets and Liabilities of Discontinued Operations for Period Ended:
		December 31, 2006			December 31, 2007
Assets		$38,762			$8,311
Liabilities		$121,954			$103,881
Net Liabilities		$(83,192)			$(95,570)

Refer to Exhibit 11 for footnote explanations.
UnionBanCal Corporation and Subsidiaries
Net Interest Income (Unaudited)
Exhibit 7

	For the Three Months Ended			For the Three Months Ended
	September 30, 2007			December 31, 2007
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense (10)	Rate (6)(10)	Balance	Expense (10)	Rate (6)(10)
Assets
Loans: (11)
Commercial, financial and industrial	$14,342,095	$246,275	6.81%	$14,745,251	$250,542	6.74%
Construction	2,371,833	46,043	7.70	2,436,921	44,393	7.23
Residential mortgage	13,196,677	178,589	5.41	13,663,048	187,372	5.49
Commercial mortgage	6,386,963	112,743	7.00	6,786,416	116,974	6.84
Consumer	2,570,234	50,601	7.81	2,617,949	50,202	7.61
Lease financing	616,983	6,260	4.06	637,791	6,450	4.05
Total loans	39,484,785	640,511	6.45	40,887,376	655,933	6.38
Securities - taxable	8,593,958	111,934	5.21	8,443,508	112,924	5.35
Securities - tax-exempt	55,236	1,150	8.32	54,155	1,098	8.11
Interest bearing deposits in banks	44,185	709	6.37	4,505	163	14.29
Federal funds sold and securities purchased under resale agreements
	355,111	4,683	5.23	236,411	2,603	4.37
Trading account assets	368,232	1,898	2.04	530,999	3,448	2.58
Total earning assets	48,901,507	760,885	6.19	50,156,954	776,169	6.16
Allowance for loan losses	(335,932)			(349,409)
Cash and due from banks	1,845,331			1,818,633
Premises and equipment, net	484,542			483,751
Other assets	2,590,965			2,671,779
Total assets	$53,486,413			$54,781,708
Liabilities
Deposits:
Transaction accounts	$14,288,967	108,653	3.02	$14,605,230	106,517	2.89
Savings and consumer time	4,371,913	30,362	2.76	4,411,122	30,469	2.74
Large time	9,515,315	120,391	5.02	10,727,470	126,522	4.68
Total interest bearing deposits	28,176,195	259,406	3.65	29,743,822	263,508	3.51
Federal funds purchased and securities sold under repurchase agreements
	1,130,404	14,284	5.01	1,605,100	18,371	4.54
Net funding allocated from (to) discontinued operations (12)
	94,606	1,194	5.01	95,570	1,094	4.54
Commercial paper	1,559,098	19,753	5.03	1,469,372	16,838	4.55
Other borrowed funds (13)	828,655	11,321	5.42	788,853	9,610	4.83
Medium and long-term debt	1,846,674	26,957	5.79	1,846,780	25,471	5.47
Trust notes	14,601	239	6.53	14,487	238	6.58
Total borrowed funds	5,474,038	73,748	5.34	5,820,162	71,622	4.88
Total interest bearing liabilities	33,650,233	333,154	3.93	35,563,984	335,130	3.74
Noninterest bearing deposits	13,786,531			13,092,055
Other liabilities	1,385,420			1,478,199
Total liabilities	48,822,184			50,134,238
Stockholders' Equity
Common equity	4,664,229			4,647,470
Total stockholders' equity	4,664,229			4,647,470
Total liabilities and stockholders' equity
	$53,486,413			$54,781,708
Reported Net Interest Income/Margin
Net interest income/margin (taxable-equivalent basis)
		427,731	3.49%		441,039	3.51%
Less: taxable-equivalent adjustment		2,389			2,517
Net interest income		$425,342			$438,522

Average Assets and Liabilities of Discontinued Operations for Period Ended:
		September 30, 2007			December 31, 2007
Assets		$9,271			$8,311
Liabilities		$103,877			$103,881
Net Liabilities		$(94,606)			$(95,570)

Refer to Exhibit 11 for footnote explanations.
UnionBanCal Corporation and Subsidiaries
Net Interest Income (Unaudited)
Exhibit 8

	For the Twelve Months Ended			For the Twelve Months Ended
	December 31, 2006			December 31, 2007
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense (10)	Rate (10)	Balance	Expense (10)	Rate (10)
Assets
Loans: (11)
Commercial, financial and industrial	$13,220,633	$869,884	6.58%	$14,595,016	$972,270	6.66%
Construction	1,857,404	142,031	7.65	2,335,157	177,258	7.59
Residential mortgage	11,846,908	607,977	5.13	12,964,171	697,069	5.38
Commercial mortgage	5,702,858	404,749	7.10	6,364,705	448,403	7.05
Consumer	2,505,770	192,156	7.67	2,572,146	199,361	7.75
Lease financing	570,556	15,232	2.67	593,132	23,789	4.01
Total loans	35,704,129	2,232,029	6.25	39,424,327	2,518,150	6.39
Securities - taxable	8,417,950	415,902	4.94	8,541,230	440,801	5.16
Securities - tax-exempt	61,729	4,982	8.07	55,771	4,566	8.19
Interest bearing deposits in banks	51,534	2,617	5.08	53,978	3,276	6.07
Federal funds sold and securities purchased under resale agreements
	497,318	25,518	5.13	505,732	26,247	5.19
Trading account assets	348,183	6,838	1.96	387,892	8,648	2.23
Total earning assets	45,080,843	2,687,886	5.96	48,968,930	3,001,688	6.13
Allowance for loan losses	(334,720)			(336,871)
Cash and due from banks	2,063,341			1,902,955
Premises and equipment, net	507,093			486,232
Other assets	2,662,785			2,567,377
Total assets	$49,979,342			$53,588,623
Liabilities
Deposits:
Transaction accounts	$12,938,620	292,899	2.26	$14,129,408	409,508	2.90
Savings and consumer time	4,363,032	93,171	2.14	4,351,961	116,544	2.68
Large time	5,656,370	263,226	4.65	9,469,386	465,088	4.91
Total interest bearing deposits	22,958,022	649,296	2.83	27,950,755	991,140	3.55
Federal funds purchased and securities sold under repurchase agreements
	701,614	33,711	4.80	1,142,487	56,299	4.93
Net funding allocated from (to) discontinued operations (12)
	70,410	3,377	4.80	101,738	5,091	5.00
Commercial paper	1,582,226	75,015	4.74	1,549,681	76,284	4.92
Other borrowed funds (13)	294,977	15,352	5.20	813,578	42,901	5.27
Medium and long-term debt	1,230,846	70,439	5.72	1,776,069	101,096	5.69
Trust notes	15,109	953	6.31	14,656	953	6.50
Total borrowed funds	3,895,182	198,847	5.10	5,398,209	282,624	5.24
Total interest bearing liabilities	26,853,204	848,143	3.16	33,348,964	1,273,764	3.82
Noninterest bearing deposits	17,042,412			14,234,781
Other liabilities	1,509,541			1,401,856
Total liabilities	45,405,157			48,985,601
Stockholders' Equity
Common equity	4,574,185			4,603,022
Total stockholders' equity	4,574,185			4,603,022
Total liabilities and stockholders' equity
	$49,979,342			$53,588,623
Reported Net Interest Income/Margin
Net interest income/margin (taxable-equivalent basis)
		1,839,743	4.08%		1,727,924	3.53%
Less: taxable-equivalent adjustment		6,401			9,272
Net interest income		$1,833,342			$1,718,652

Average Assets and Liabilities of Discontinued Operations for Period Ended:
		December 31, 2006			December 31, 2007
Assets		$202,516			$9,636
Liabilities		$272,926			$111,374
Net Liabilities		$(70,410)			$(101,738)

Refer to Exhibit 11 for footnote explanations.

UnionBanCal Corporation and Subsidiaries

Exhibit 9

Noninterest income (Unaudited)

				Percentage Change to
	For the Three Months Ended			December 31, 2007 from
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2006	2007	2007	2006	2007
Service charges on deposit accounts	$77,092	$76,210	$75,989	(1.43)%	(0.29)%
Trust and investment management fees	37,239	39,546	41,672	11.90	5.38
Insurance commissions	17,976	15,988	16,557	(7.89)	3.56
Merchant banking fees	13,905	10,031	16,206	16.55	61.56
Trading account activities	15,421	21,795	15,135	(1.85)	(30.56)
Brokerage commissions and fees	9,155	10,476	10,170	11.09	(2.92)
Card processing fees, net	7,256	7,785	7,571	4.34	(2.75)
Securities gains, net	420	171	-	(100.00)	(100.00)
Gains on private capital investments, net	8,902	12,203	2,412	(72.91)	(80.23)
Other	24,938	29,810	29,801	19.50	(0.03)
Total noninterest income	$212,304	$224,015	$215,513	1.51%	(3.80)%

Noninterest expense (Unaudited)

				Percentage Change to
	For the Three Months Ended			December 31, 2007 from
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2006	2007	2007	2006	2007
Salaries and other compensation	$197,641	$198,814	$198,804	0.59%	(0.01)%
Employee benefits	46,873	31,491	38,031	(18.86)	20.77
Salaries and employee benefits	244,514	230,305	236,835	(3.14)	2.84
Net occupancy	38,173	38,334	37,467	(1.85)	(2.26)
Professional services	19,771	18,073	22,281	12.70	23.28
Outside services	24,315	19,978	21,071	(13.34)	5.47
Equipment	17,435	15,771	16,677	(4.35)	5.74
Software	16,236	14,590	15,965	(1.67)	9.42
Advertising and public relations	10,743	10,342	12,487	16.23	20.74
Communications	9,340	9,596	9,847	5.43	2.62
Data processing	8,464	8,086	8,221	(2.87)	1.67
Intangible asset amortization	2,877	1,926	1,901	(33.92)	(1.30)
Foreclosed asset expense	10	37	55	nm	48.65
Provision for losses on off-balance sheet commitments	2,000	4,000	4,000	100.00	0.00
Other	36,558	26,949	46,876	28.22	73.94
Total noninterest expense	$430,436	$397,987	$433,683	0.75%	8.97%

Refer to Exhibit 11 for footnote explanations.

UnionBanCal Corporation and Subsidiaries

Exhibit 10

Noninterest income (Unaudited)

			Percentage Change to
	For the Twelve Months Ended		December 31, 2007 from
	December 31,	December 31,	December 31,
(Dollars in thousands)	2006	2007	2006
Service charges on deposit accounts	$319,647	$304,362	(4.78)%
Trust and investment management fees	147,539	157,734	6.91
Insurance commissions	72,547	69,296	(4.48)
Trading account activities	56,916	65,608	15.27
Merchant banking fees	42,185	44,123	4.59
Brokerage commissions and fees	35,811	39,839	11.25
Card processing fees, net	28,400	30,307	6.71
Securities gains, net	2,242	1,621	(27.70)
Gains on private capital investments, net	23,112	43,881	89.86
Other	102,544	111,531	8.76
Total noninterest income	$830,943	$868,302	4.50%

Noninterest expense (Unaudited)

			Percentage Change to
	For the Twelve Months Ended		December 31, 2007 from
	December 31,	December 31,	December 31,
(Dollars in thousands)	2006	2007	2006
Salaries and other compensation	$777,978	$801,049	2.97%
Employee benefits	191,636	162,975	(14.96)
Salaries and employee benefits	969,614	964,024	(0.58)
Net occupancy	139,152	144,824	4.08
Outside services	110,102	76,499	(30.52)
Professional services	62,597	69,118	10.42
Equipment	68,751	64,940	(5.54)
Software	60,960	58,413	(4.18)
Advertising and public relations	43,920	41,627	(5.22)
Communications	38,518	37,216	(3.38)
Data processing	31,041	33,053	6.48
Intangible asset amortization	11,591	7,679	(33.75)
Foreclosed asset expense (income)	(15,322)	110	nm
(Reversal of) provision for allowance for
losses on off-balance sheet commitments	(5,000)	9,000	nm
Other	121,925	136,902	12.28
Total noninterest expense	$1,637,849	$1,643,405	0.34%

Refer to Exhibit 11 for footnote explanations.

UnionBanCal Corporation and Subsidiaries

Exhibit 11

Footnotes

(1)	Taxable-equivalent basis.

(2)	Dividends per share reflect dividends declared on UnionBanCal Corporation's common stock outstanding as of the declaration date.

(3)

Common shares outstanding reflect common shares issued less treasury shares. Weighted average common shares outstanding (basic) excludes nonvested restricted shares but includes the impact of those shares in the calculation of diluted shares.

(4)	End of period total assets and assets used in calculating these ratios include those of discontinued operations.

(5)	Average balances used to calculate our financial ratios are based on continuing operations data only, unless otherwise indicated.

(6)	Annualized.

(7)

The efficiency ratio is noninterest expense, excluding foreclosed asset expense (income) and the (reversal of) provision for losses on off-balance sheet commitments, as a percentage of net interest income (taxable-equivalent basis) and noninterest income, and is calculated for continuing operations only.

(8)	Estimated as of December 31, 2007. The regulatory capital and leverage ratios include discontinued operations.

(9)	The allowance for credit losses ratios include the allowances for loan losses and losses on off-balance sheet commitments. These ratios relate to continuing operations only.

(10)	Yields and interest income are presented on a taxable-equivalent basis using the federal statutory tax rate of 35 percent.

(11)

Average balances on loans outstanding include all nonperforming loans and loans held for sale. The amortized portion of net loan origination fees (costs) is included in interest income on loans, representing an adjustment to the yield.

(12)

Net funding allocated from (to) discontinued operations represents the shortage (excess) of assets over liabilities of discontinued operations. The expense (earning) on funds allocated from (to) discontinued operations is calculated by taking the net balance and applying an earnings rate or a cost of funds equivalent to the corresponding period's Federal funds purchased rate.

(13)	Includes interest bearing trading liabilities.

nm = not meaningful

CONTACT:
UnionBanCal Corporation
John A. Rice, Jr., 415-765-2998 (Investor Relations)
Stephen L. Johnson, 415-765-3252 (Public Relations)
Michelle R. Crandall, 415-765-2780 (Investor Relations)